EXHIBIT A
SCHEDULE 13D JOINT FILING AGREEMENT
     In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Dated: December 19, 2007	VECTIS GROUP, LLC

	By:	/s/ Matthew Hobart

	Name:	Matthew Hobart
	Title:	Managing Member

VECTIS CP HOLDINGS, LLC

	By:	VECTIS GROUP, LLC, its managing member

	By:	/s/ Matthew Hobart

	Name:	Matthew Hobart
	Title:	Managing Member

/s/ Matthew Hobart

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